Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 23, 2015
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended March 31, 2015, consolidated net income was $1,526,000, or $0.19 per diluted common share. This compared to consolidated net income of $1,642,000, or $0.21 per diluted common share, for the prior quarter and $1,408,000, or $0.18 per diluted common share, for the same period a year ago.

Total assets were $753.6 million at March 31, 2015, an increase of $3.9 million over December 31, 2014 and $66.0 million over March 31, 2014. Gross loans were $453.2 million as of March 31, 2015, a decrease of $1.3 million from December 31, 2014, and an increase of $30.7 million over March 31, 2014. The Company’s total deposits were $673.0 million as of March 31, 2015, a decrease of $3.4 million from December 31, 2014, and an increase of $57.0 million over March 31, 2014.

“Fueled by strong loan growth in 2014, we entered the new year with a positive outlook. First quarter loan growth was muted by paydowns, yet our strong loan pipeline provides evidence of momentum within the business community,” stated Chris Courtney, President and CEO.

Net interest income for the three months ended March 31, 2015 was $6,201,000, compared to $6,621,000 in the prior quarter and $6,104,000 for the same period last year. The reduction versus the prior quarter is the result of fewer days in the quarter, lower recognition of loan fees and continued interest rate pressure. The net interest margin for the three months ended March 31, 2015 was 3.74%, compared to 4.19% for the prior quarter and 4.04% for the same period last year.

Non-interest expense totaled $5,099,000 for the quarter ended March 31, 2015, compared to $5,252,000 in the previous quarter and $4,881,000 in the same quarter a year ago. The decrease compared to last quarter is the result of a recovery of impaired loan expense, corresponding to the payoff of a non-performing loan. The increase compared to prior year is due primarily to an increase in salaries and benefits, associated with our new Tracy branch and normal annual increases.

Non-interest income was $1,027,000 for the quarter ended March 31, 2015, compared to $1,086,000 for the prior quarter and $810,000 for the same period last year. The increase compared to the prior periods is primarily the result of gains associated with called securities in the investment portfolio.

As of March 31, 2015, non-performing assets were $5.2 million or 0.70% of total assets, compared to $5.6 million as of December 31, 2014 and $6.2 million or 0.90% of total assets as of March 31, 2014. Due to improvement in economic conditions and noted trends of credit quality, the Company was able to recognize a reversal of loan loss provisions of $125,000 during the first quarter which decreased the allowance for loan losses to 1.63% of gross loans at March 31, 2015 compared to 1.80% at March 31, 2014.

The Company currently operates through 15 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, Tracy, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company recently announced plans to open a second branch in Sonora. It is expected to open in the latter part of 2015.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2015	2014	2014	2014	2014

Net interest income	$6,201	$6,621	$6,389	$6,175	$6,104
(Recovery of) provision for loan losses	(125)	-	-	(1,877)	-
Non-interest income	1,027	1,086	940	927	810
Non-interest expense	5,099	5,252	5,112	4,989	4,881
Net income before income taxes	2,254	2,455	2,217	3,990	2,033
Provision for income taxes	728	813	682	1,453	625
Net income available to common shareholders	$1,526	$1,642	$1,535	$2,537	$1,408

Earnings per common share - basic	$0.19	$0.21	$0.19	$0.32	$0.18
Earnings per common share - diluted	$0.19	$0.20	$0.19	$0.32	$0.18
Dividends paid per common share	$0.10	$-	$0.065	$-	$0.10
Return on average common equity	8.22%	8.80%	8.44%	14.53%	8.59%
Return on average assets	0.82%	0.91%	0.88%	1.50%	0.84%
Net interest margin (1)	3.74%	4.19%	4.13%	4.07%	4.04%
Efficiency ratio (2)	68.75%	67.01%	66.76%	67.55%	68.29%

Capital - Period End
Book value per common share	$9.39	$9.29	$9.01	$8.84	$8.40

Credit Quality - Period End
Nonperforming assets/ total assets	0.70%	0.74%	0.61%	0.75%	0.90%
Loan loss reserve/ gross loans	1.63%	1.66%	1.73%	1.74%	1.80%

Period End Balance Sheet
($ in thousands)
Total assets	$753,552	$749,665	$706,821	$678,319	$687,591
Gross loans	453,165	454,471	435,776	435,671	422,510
Nonperforming assets	5,246	5,584	4,333	5,065	6,164
Allowance for loan losses	7,409	7,534	7,541	7,602	7,615
Deposits	672,991	669,581	630,178	602,978	615,997
Common equity	75,816	75,041	72,793	71,369	67,824

Non-Financial Data
Full-time equivalent staff	148	148	145	144	142
Number of banking offices	15	15	14	14	14

Common Shares outstanding
Period end	8,075,355	8,074,855	8,074,855	8,075,855	8,071,355
Period average - basic	7,972,225	7,960,108	7,959,316	7,953,499	7,878,152
Period average - diluted	8,024,756	8,015,511	8,011,125	8,001,815	7,941,456

Market Ratios
Stock Price	$9.86	$10.16	$10.03	$9.93	$9.41
Price/Earnings	12.70	12.41	13.11	7.76	12.98
Price/Book	1.05	1.09	1.11	1.12	1.12

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.